Exhibit 5.1

6 January, 2014

Matter No.:878957
Doc Ref: 4438318.1
(852) 2842 9556/ 2842 9554
Christopher.Bickley@conyersdill.com
Rowan.Wu@conyersdill.com

Semiconductor Manufacturing International Corporation

No. 18 Zhangjiang Road

Pudong New Area

Shanghai 201203

People’s Republic of China

Dear Sirs,

Re: Semiconductor Manufacturing International Corporation (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of (1) an aggregate of 3,207,377,124 additional ordinary shares of par value US$0.0004 per share (the “Ordinary Shares”), issuable pursuant to the SMIC 2014 Stock Option Plan (“2014 SOP”) and the SMIC 2014 Employees Stock Purchase Plan (the “2014 ESPP”) and (2) an aggregate of 801,844,281 Ordinary Shares (together with the 3,207,377,124 Ordinary Shares referenced above, the “Shares”) issuable pursuant to the SMIC 2014 Equity Incentive Plan (the “2014 EIP “ and collectively with the 2014 SOP and 2104 ESPP, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)                                     the Registration Statement; and

(ii)                                  the Plans.

We have also reviewed and relied upon copies of (1) the ninth amended and restated memorandum of association and the eleventh amended and restated articles of association of the Company, each certified by the Secretary of the Company on 19 December, 2013, (2) the written resolutions of all the directors of the Company dated 9 May, 2013 and the minutes of the 2013 annual general meeting of the members of the Company held on 13 June, 2013 (collectively, the “Resolutions”), (3) a certificate of good standing of the Company dated 11 December, 2013 (the “Certificate Date”); and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions of all directors or all members of the Company, as applicable, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (e) that upon issue of any shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; (g) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Ordinary Shares, and (h) that on the date of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due; and (i) that the total aggregate number of the Ordinary Shares to be issued by the Company under the Plans will not, as at the date of issue of such Ordinary Shares, exceed the maximum number of Shares available for subscription under the Plans.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.                                      The Shares, when issued and paid for in accordance with the Plans, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”) or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited